UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): July 25, 2022

vTv Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-37524 (Commission File No.)	47-3916571 (IRS Employer Identification No.)

3980 Premier Drive, Suite 310 High Point, NC (Address of principal executive offices)	27265 (Zip Code)

(336) 841-0300

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.01 per share	VTVT	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 27, 2022, vTv Therapeutics Inc. (the “Company”) announced that the board of directors of the Company (the “Board”) has appointed Paul Sekhri as President and Chief Executive Officer and as a member of the Board, effective as of August 1, 2022 (the “Effective Date”). As of the Effective Date, Richard S. Nelson will cease to be the Interim Chief Executive Officer but will continue to serve as a member of the Board and as an Executive Vice President of the Company.

Mr. Sekhri, age 64, brings nearly 30 years of healthcare experience, including serving as President and CEO of several healthcare companies such as eGenesis from 2019 to 2022, Lycera Corp. from 2015 to 2019 and, prior to that, Cerimon Pharmaceuticals, as well as senior business development and strategy roles at Sanofi, Teva Pharmaceutical Industries Ltd., TPG Biotech, Cerimon, Ariad Pharmaceuticals and Novartis Pharma AG. He has been a director on more than 30 private, public company and non-profit boards and is currently a Director at Ipsen, S.A., Compugen, Pharming N.V., Veeva Systems, Longboard, Spring Discovery and eGenesis. Additionally, he is on the Board of Directors of the Metropolitan Opera.

There are no arrangements or understandings between Mr. Sekhri and any other persons pursuant to which he was selected as President and Chief Executive Officer of the Company. Mr. Sekhri has no familial relationships with any executive officer or director of the Company. There have been no transactions in which the Company has participated and in which Mr. Sekhri had a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

On July 25, 2022, Mr. Sekhri entered into an employment agreement with the Company (the “Sekhri Employment Agreement”). The Sekhri Employment Agreement provides for an at will term with a base salary of not less than $480,000, and a cash bonus of 75% of his base salary, based on achievement of performance targets. The Sekhri Employment Agreement also provides for the grant of stock options (the “Options”) to purchase 2,200,000 shares of the Class A common stock of the Company at an exercise price of $0.79 per share pursuant to an inducement award agreement (the “Inducement Award Agreement”). Subject to potential acceleration upon the achievement of certain performance metrics as set forth in the Inducement Award Agreement, 25% of the Options will vest on the first anniversary of the grant date and the remaining 75% of the Options will vest quarterly over three years thereafter. Upon certain terminations of employment, a portion of the Options will vest on a pro rata basis based on the number of days employed during the four-year term. The grant of Options was made as an inducement grant under NASDAQ Listing Rule 5635(c)(4).

Mr. Sekhri will be eligible for other standard employee benefits. If his employment is terminated by us without “cause” or he resigns for “good reason,” in each case as set forth in the Sekhri Employment Agreement, then subject to the execution of a release of claims, Mr. Sekhri shall receive as severance pay (i) twelve months base salary payable in installments (less any offset); (ii) continuation COBRA coverage for twelve months with the costs of the premiums shared in the same proportion as before the termination on the date of termination (unless this would result in penalty taxes imposed on us); and (iii) payment of the target cash bonus for the year of termination. If Mr. Sekhri’s employment is terminated by us without “cause” or he resigns for “good reason,” in each case within 12 months following a “change in control,” as set forth in the Sekhri Employment Agreement, then Mr. Sekhri’s severance pay in prong (i) shall increase from 12 months of base salary to 18 months of base salary.

The Sekhri Employment Agreement contains other customary terms and conditions, including a two-year post-employment non-compete, a two-year post-employment non-solicit and other nondisclosure of confidential information, intellectual property and non-disparagement provisions.

The foregoing summaries of the material terms of the Sekhri Employment Agreement and the Inducement Award Agreement are subject to the full and complete terms of the agreements, copies of which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, hereto and are incorporated herein by reference. A copy of the press release regarding the above matters is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Sekhri Employment Agreement
10.2	Inducement Award Agreement
99.1	Press Release
104	Cover Page Interactive Data File (embedded within Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

VTV THERAPEUTICS INC.

By:	/s/ Richard S. Nelson
Name:	Richard S. Nelson
Title:	Interim Chief Executive Officer

Dated: July 27, 2022